EXHIBIT 99.3

                        Agreement with RP Financial, LC.


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[LETTERHEAD] RP Financial, LC.


                                                                   April 7, 1997


Mr. Patrick Sheaffer
Chairman, President and Chief Executive Officer
Riverview Savings Bank, FSB
700 NE 4th Avenue
Camas, Washington  98607

Dear Mr. Sheaffer:

     This letter sets forth the agreement between Riverview Savings Bank, FSB, Camas, Washington ("Riverview" or the "Bank") and RP Financial, LC. ("RP Financial") for certain conversion appraisal services pertaining to the mutual-to-stock conversion of Riverview, M.H.C. (the "MHC"), a federal mutual holding company and the majority shareholder of Riverview, and the Plan of Reorganization between the MHC and Riverview. The specific services to be rendered by RP Financial are described below. These services will be rendered by a team of two senior consultants on staff.


Description of Conversion Appraisal Services

     RP Financial will prepare a written detailed valuation report which will be fully consistent with applicable regulatory guidelines and standard valuation practices. The valuation report will conclude with an estimate of the pro forma market value of the shares of stock to be offered and sold in the conversion. RP Financial understands that as part of the conversion, the shares of Riverview which are held by public shareholders (i.e. stockholders other than the MHC) will be exchanged for newly issued shares of common stock of a newly organized stock holding company ("SHC") and that shares offered in the conversion will be SHC shares. The valuation report will incorporate such key transaction parameters as the financial strength and operations of Riverview, the proposed treatment in the conversion of the publicly-traded shares of Riverview (including the proposed exchange), and the financial strength and operations of the MHC unconsolidated. The estimate of pro forma market value will be a preliminary value, subject to confirmation by RP Financial at the closing of the offering.

     Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the operations, financial condition, profitability, risks and external factors which impact the Bank. The valuation will include an in-depth analysis of the Bank's financial condition and operating results, as well as assess the Bank's interest rate risk, credit risk and liquidity risk. The valuation report will describe the Bank's business strategies and market area and prospects for the future. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. The valuation report will conclude with a midpoint pro forma valuation for the shares to be offered in the conversion, as well as a range of value around the midpoint value. The valuation report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the stock offering.


--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                     Telephone (703 528-1700
Arlington, Va 22209                                       Fax. No:(703)528-1788

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RP Financial, LC.
Mr. Patrick Sheaffer
April 7, 1997
Page 2


     RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to Riverview at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.

Fee Structure and Payment Schedule

     Riverview agrees to pay RP Financial a fixed fee of $25,000 for these services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

     o    $5,000  upon  execution  of  the  letter  of  agreement   engaging  RP
          Financial's services as outlined herein;

     o    $17,500 upon delivery of the completed original appraisal report; and

     o $2,500 upon completion of the conversion to cover all subsequent valuation updates that may be required.

     The Bank will reimburse RP Financial for out-of-pocket expenses incurred in the preparation of the appraisal report. Such out-of-pocket expenses, which are not expected to exceed $5,000 inclusive of expenses for the business plan and appraisal, will include travel, telephone, facsimile, copying, shipping, computer and data. RP Financial will make all attempts to keep out-of-pocket expenses to a minimum.

     In the event Riverview or the MHC shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, Riverview agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing consultants.

     If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by Riverview and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.


Representations and Warranties

     Riverview and RP Financial agree to the following:

     1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include:



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RP Financial, LC.
Mr. Patrick Sheaffer
April 7, 1997
Page 3

annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Bank the original and any copies of such information.

     2. The Bank hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by Riverview to RP Financial, either orally or in writing, (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by Riverview to RP Financial or (iii) any action or omission to act by Riverview, or Riverview's respective officers, directors, employees or agents which action or omission is willful or negligent. Riverview will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by Riverview at the normal hourly professional rate chargeable by such employee.

     (b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Bank hereunder, together with interest on such costs from the date incurred at the rate of fifteen percent (15%) per annum within five days after the final determination of such contest either by written acknowledgement of the Bank or a final judgment of a court of competent jurisdiction. If the Bank does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

     (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

     (d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

     It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Bank in one or more additional capacities, and that the terms of the original


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RP Financial, LC.
Mr. Patrick Sheaffer
April 7, 1997
Page 5

engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     Riverview and RP Financial are not affiliated, and neither Riverview nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

     The MHC and RP Financial are not affiliated, and neither the MHC nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.


                              * * * * * * * * * * *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                                     Sincerely,

                                                     /s/William E. Pommerening
                                                     -------------------------
                                                     William E. Pommerening
                                                     Chief Executive Officer
                                                     and Managing Director


Agreed To and Accepted By: Mr. Patrick Sheaffer /s/Mr. Patrick Sheaffer
                                                 ------------------------------
                           Chairman, President and Chief Executive Officer

For: Riverview Savings Bank, FSB
     Camas, Washington


Date Executed:  April 24, 1997
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